UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2010
ENCORE ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation)

001-33676	20-8456807
(Commission File Number)	(IRS Employer
Identification No.)

777 Main Street
Suite 1400
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors.
(b) On September 2, 2010, Arnold L. Chavkin and Clayton Melton resigned as members of the Board of Directors (the “Board”) of Encore Energy Partners GP LLC (the “General Partner”), the general partner of Encore Energy Partners LP (NYSE: ENP) (“ENP”), effective immediately.
(d) Denbury Resources Inc. (NYSE: DNR) (“Denbury”), through its indirect wholly-owned subsidiary, which owns the General Partner, has appointed six new directors to the Board of the General Partner.
Four of the new directors, appointed August 30, 2010, are members of Denbury’s senior management: Phil Rykhoek, Ronald T. Evans, Robert Cornelius and Mark C. Allen. These new directors will not receive compensation related to their services as directors.
Two of the new directors, Martin G. White and David C. Baggett, were appointed on September 1, 2010. It is expected that Messrs. White and Baggett will be deemed to meet the independence qualification and experience requirements of the New York Stock Exchange and Securities and Exchange Commission rules and that they will both serve on the Audit Committee and the Conflicts Committee of the General Partner. The compensation of these two new directors will be consistent with the compensation of the existing independent directors.

Item 8.01	Other Events.
Denbury and ENP have terminated their previously announced consideration of a transaction between them regarding Elk Basin Field. No agreement could be reached on the value of the potential tertiary reserves. Denbury will now focus on its previously announced intent to sell its interest in the General Partner and all or part of the ENP common units that Denbury owns.

Item 9.01	Financial Statements and Exhibits.
A copy of the press release issued by ENP and Denbury regarding the Board changes and the transactions describe above is attached hereto as Exhibit 99.1.
(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated September 2, 2010, issued jointly with Denbury Resources Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY PARTNERS LP
	By:	Encore Energy Partners GP LLC,
its general partner

Date: September 3, 2010	/s/ Mark C. Allen
Mark C. Allen
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated September 2, 2010, issued jointly with Denbury Resources Inc.